Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

APPALACHIAN POWER COMPANY
 a Virginia corporation

and

NEWCO APPALACHIAN INC.
a Virginia corporation

This AGREEMENT AND PLAN OF MERGER is entered into as of this 18th day of December, 2013, under Title 13.1, Chapter 9, Article 12 of the Code of Virginia between APPALACHIAN POWER COMPANY, a Virginia corporation (“APCo”), and NEWCO APPALACHIAN INC., a Virginia corporation (“NEWCO APCo”).
RECITALS
1.
APCo is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is a wholly owned subsidiary of American Electric Power Company, Inc., a New York corporation (“AEP”), which is a public utility holding company.  APCo is a regulated public utility engaged in the business of providing electric power and related services to its customers.

2.
NEWCO APCo is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is a wholly owned subsidiary of AEP. NEWCO APCo owns certain electric generating facilities; however, it is not a regulated public utility.

3.	APCo currently has authorized 30,000,000 shares of common stock, no par value, of which 13,499,500 are issued and outstanding and held by AEP.
4.	NEWCO APCo currently has authorized 100 shares of common stock, no par value, of which 100 are issued and outstanding and held by AEP.
5.	The Federal Energy Regulatory Commission, the Virginia State Corporation Commission and the Public Service Commission of West Virginia have authorized the merger of NEWCO APCo with and into APCo.

6.
The Boards of Directors of APCo and NEWCO APCo have each determined that it is in the best interest of both companies and their shareholders to merge NEWCO APCo with and into APCo, and have, by resolutions, duly approved and adopted this Agreement and Plan of Merger.  AEP, the sole shareholder of APCo and NEWCO APCo, has approved this Agreement and Plan of Merger.

AGREEMENT
Now, therefore, in consideration of the premises and agreements contained herein, the parties agree as follows:
ARTICLE I
NAMES OF CORPORATIONS; MERGER
The names of the constituent corporations to the merger are “Appalachian Power Company” and “Newco Appalachian Inc.”  In accordance with the laws of the Commonwealth of Virginia and this Agreement and Plan of Merger, NEWCO APCo shall be merged with and into APCo which shall be, and is herein referred to as, the “Surviving Corporation.”
ARTICLE II
EFFECTIVE TIME
As soon as practicable after the execution hereof, Articles of Merger shall be filed, as required by the Virginia Stock Corporation Act, with the Clerk of the State Corporation Commission of the Commonwealth of Virginia.  The merger shall become effective at 11:56 p.m. on December 31, 2013.  Such date and time shall be the “Effective Time” referred to in this Agreement and Plan of Merger.

ARTICLE III
EFFECT OF MERGER; ARTICLES OF INCORPORATION;
BY-LAWS; DIRECTORS AND OFFICERS ON THE EFFECTIVE DATE
3.1
At the Effective Time, NEWCO APCo shall be merged with and into APCo (the “Merger”), the separate corporate existence of NEWCO APCo shall cease, and APCo shall be the continuing and Surviving Corporation in the merger and shall continue to exist under the laws of the Commonwealth of Virginia.

3.2
The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a corporation organized under the Virginia Stock Corporation Act.  Title to all real estate and other property owned by APCo and NEWCO APCo shall be vested in the Surviving Corporation and the Surviving Corporation shall have all the liabilities of APCo and NEWCO APCo.  Any proceeding pending against APCo or NEWCO APCo at the Effective Time may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in such proceeding in the case of any such proceeding against NEWCO APCo.

3.3
The Restated Articles of Incorporation of APCo, as in effect immediately prior to the Effective Time, shall be the Restated Articles of Incorporation of the Surviving Corporation until they shall thereafter be duly altered or amended.

3.4	The By-Laws of APCo, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until they shall thereafter be duly altered or amended.

3.5	The directors and officers of APCo immediately prior to the Effective Time shall continue to be the directors and officers of the Surviving Corporation until changed in accordance with law.
ARTICLE IV
CONVERSION OF SHARES
The manner of carrying into effect the Merger, and the manner and the basis of converting and canceling the capital stock of the constituent companies, shall be as follows:  At the Effective Time, (1) each share of capital stock of APCo then issued and outstanding shall, by virtue of the Merger and without any action by the holder, thereof, constitute one issued and outstanding share of stock of the Surviving Corporation and shall include the same rights, privileges and preferences as appertained to the capital stock of APCo immediately prior to the merger; (2) each share of capital stock of NEWCO APCo then issued and outstanding shall, by virtue of the Merger and without any action by the holder thereof, be canceled and extinguished; and (3) no new or additional stock of the Surviving Corporation shall be issued in consummating the Merger.
ARTICLE V
MISCELLANEOUS
5.1	The parties to this Agreement and Plan of Merger shall pay the expenses incurred by each of them, respectively, in connection with the transactions contemplated herein.
5.2	The title of this Agreement and Plan of Merger and the headings herein set out are for the convenience of reference only and shall not be deemed to be part of this Agreement and Plan of Merger.

5.3	Subject to applicable law, this Agreement and Plan of Merger may be amended by agreement among the parties hereto and approved by their respective Board of Directors.
5.4	This Agreement and Plan of Merger and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
5.5
The parties intend that, for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement and Plan of Merger will be, and is hereby, adopted as a plan of reorganization for purposes of 368(a) of the Code.

5.6
The actual plan of merger encompassing the terms of merger set forth herein, to be filed with the State Corporation Commission of the Commonwealth of Virginia, shall be as set forth in Exhibit A attached hereto.

Signatures appear on the following page

IN WITNESS WHEREOF, each of APCo and NEWCO APCo has caused this Agreement and Plan of Merger to be executed on its behalf and in its corporate name as of the date first above written.

APPALACHIAN POWER COMPANY
By:	/s/ Timothy K. Light
Name:	Timothy K. Light
Title:	Vice President

NEWCO APPALACHIAN INC.
By:	/s/ Charles E. Zebula
Name:	Charles E. Zebula
Title:	President

Exhibit A

PLAN OF MERGER

Merging

NEWCO APPALACHIAN INC.,
 a Virginia corporation

with and into

APPALACHIAN POWER COMPANY,
 a Virginia corporation

1.           Names of the Constituent Corporations.

            Newco Appalachian Inc., a Virginia corporation (“Newco”), shall merge (the “Merger”) with and into Appalachian Power Company, a Virginia corporation (“APCo” or the “Surviving Corporation”), with APCo being the surviving corporation in the merger.

2.           Terms and Conditions of the Merger.

            The effective time of the Merger shall be 11:56 p.m., Eastern Standard Time, on December 31, 2013 (the “Effective Time”).

3.           Newco Shares.

            At the Effective Time, each share of Newco’s common stock, no par value per share, outstanding immediately before the Merger shall be cancelled and extinguished, without consideration, as a result of the Merger.

4.           APCo Shares.

            At the Effective Time, each share of APC’s common stock, no par value per share, outstanding immediately before the Merger shall become one issued and outstanding share of common stock of the Surviving Corporation immediately following the Merger.

5.           The Articles of Incorporation and Bylaws.

            The Restated Articles of Incorporation and Bylaws of APCo as of the Effective Time shall be the Restated Articles of Incorporation and Bylaws of the Surviving Corporation until the same shall be altered or amended in accordance with the provisions thereof.

6.           Effect of Merger.

The merger, upon the Effective Time, shall have the effects provided by Section 13.1-721 of the Code of Virginia.

7.           Reorganization.

The merger is intended to qualify as a “reorganization” under, and this Plan of Merger is intended to be a plan of reorganization for the purposes of, Section 368(a) of the Internal Revenue Code of 1986, as amended.